As filed with the Securities and Exchange Commission on October 8, 2020

Registration No. 333-248091

Registration No. 333-227014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to FORM S-3 Registration No. 333-248091

Post-Effective Amendment No. 1 to FORM S-3 Registration No. 333-227014

UNDER

THE SECURITIES ACT OF 1933

VIVINT SOLAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	45-5605880
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1800 West Ashton Blvd.

Lehi, Utah 84043

(877) 404-4129

(Address, including zip code, and telephone number, including area code, of principal executive offices)

David Bywater

Chief Executive Officer

Vivint Solar, Inc.

1800 West Ashton Blvd.

Lehi, Utah 84043

(Name and address of agent for service)

(877) 404-4129

(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”), filed by Vivint Solar, Inc., a Delaware corporation (the “Company”), relates to the following Registration Statements on Form S-3 and Form S-3 MEF (each a “Registration Statement” and collectively, the “Registration Statements”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•

Registration Statement on Form S-3 (No. 333-227014) filed by the Company with the Securities and Exchange Commission (the “SEC”) on August 24, 2018, registering an indeterminate number of (a) shares of common stock, par value $0.01 per share of the Company (“Common Stock”), including shares of Common Stock sold by selling stockholders, (b) shares of preferred stock, par value $0.01 per share of the Company (“Preferred Stock”), (c) depository shares, (d) debt securities, (e) warrants to purchase Common Stock, Preferred Stock or debt securities of the Company, (f) subscription rights to purchase Common Stock, Preferred Stock or debt securities of the Company, and (g) units, consisting of some or all of these securities, with an aggregate maximum offering price of all securities sold pursuant to such registration statement not to exceed $200,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies; and

•

Registration Statement on Form S-3 MEF (No. 333-248091) filed by the Company with the SEC on August 17, 2020, registering additional shares of Common Stock for an offering under Registration Statement on Form S-3 (No. 333-227014) with a proposed maximum aggregate offering price of $31,200,000.

On October 8, 2020, the Company completed its previously announced merger (the “merger”) with Viking Merger Sub Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Sunrun Inc., a Delaware corporation (“Sunrun”), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of July 6, 2020, by and among Sunrun, Merger Sub and the Company. The Company was the surviving corporation in the merger and, as a result of the merger, has become a wholly owned subsidiary of Sunrun.

As a result of the merger, the offerings contemplated by the Registration Statements have been terminated as of the date hereof. In accordance with the undertakings contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Lehi, Utah, on October 8, 2020.

VIVINT SOLAR, INC.

By:	/s/ David Bywater
	Name:	David Bywater
	Title:	Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act, as amended.